EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-208398-01) of Mid-America Apartments, L.P. and in the related Prospectus of our report dated February 22, 2018 (except for the effects of changes in segments as discussed in Note 14, as to which the date is September 26, 2018), with respect to the consolidated financial statements and schedule of Mid-America Apartments, L.P., included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Memphis, Tennessee
September 26, 2018